Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
(212) 373-3000

June 20, 2008

Foamex International Inc.
1000 Columbia Avenue
Linwood, Pennsylvania 19061

Registration Statement on Form S-1
(Registration No. 333-150335)

Ladies and Gentlemen:

We have acted as special counsel to Foamex International Inc., a Delaware  corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”).  You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement relates to the registration under the Act of up to 117,384,615 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), offered to lenders under the Company’s Second Lien Term Credit Agreement, dated as of February 12, 2007, by and among Foamex L.P., the Company, Bank of America, N.A. and the lenders and other parties named therein, as amended by Amendment No. 1 to Second Lien Term Loan Credit Agreement, dated as of March 24, 2008, among Foamex L.P., the Company, the lenders from time to time party thereto, and Bank of America, N.A. (as amended, the “Second Lien Term Credit Agreement”) for purchase at a price to be satisfied by an assignment, on a dollar-for-dollar basis at par, of the principal amount of indebtedness under the Company’s Second Lien Term Credit Agreement.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.                                       the Registration Statement; and

2.                                       the Second Lien Term Credit Agreement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the Second Amended and Restated Certificate of Incorporation, as amended through the date of this letter (the “Certificate”), and the Amended and Restated By-laws of the Company, certified by the Company as in effect on the date of this letter, the Certificate of Designations of the Series D Preferred Stock, the Certificate of Designations of the Series E Preferred Stock and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below.  We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and the Equity Commitment Agreement, dated April 1, 2008, among the Company, D. E. Shaw Laminar Portfolios, L.L.C., Sigma Capital Associates, LLC, CGDO, LLC (as agent on behalf of Chilton Global Distressed Opportunities Master Fund, L.P.) and Q Funding III, L.P., and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.  We have also assumed the filing with the Secretary of State of the State of Delaware of the amendment to the Certificate in the form of Exhibit A to the Information Statement filed by the Company with the Securities and Exchange Commission in preliminary form on June 12, 2008, such amendment to include an effective date, which will be 20 business days after the mailing of such Information Statement to the stockholders of the Company.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the  Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Second Lien Term Credit Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware.   Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP